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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Independent Public Accountants and Experts" in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-68543) with respect to Public Storage, Inc.'s registration of common stock and in the related Proxy Statement and Prospectus of Public Storage, Inc. and Storage Trust Realty and to the incorporation by reference therein of our report dated February 23, 1998 with respect to the consolidated financial statements and schedule of Public Storage, Inc. in its Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission.



                                                  /S/ ERNST & YOUNG LLP


Los Angeles, California
January 19, 1999